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TRICORD ANNOUNCES FILING OF VOLUNTARY PETITION FOR REORGANIZATION UNDER
CHAPTER 11

MINNEAPOLIS MN - AUGUST 2, 2002 - Tricord Systems, Inc. (Nasdaq: TRCD), developer of the revolutionary Illumina (TM) clustering software and Lunar Flare
(TM) clustered server appliances, today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota.

Under Chapter 11, Tricord will continue to operate under court protection while it seeks new investors or a buyer for the Company. The Company believes that it has sufficient working capital to sustain operations pending such investment or sale.

"We regret that it became necessary to take this step," said CEO Keith Thorndyke. "The Company's financial situation and potential Nasdaq delisting created a difficult marketing environment for the Company and its products. Nevertheless, we believed that we were making progress in overcoming these obstacles and generating interest from resellers, OEMs and other potential customers. The lawsuit brought by RGC International Investors and the tactics employed by them, however, severely damaged these efforts, and, ultimately, we were left with little choice but to seek bankruptcy protection while we seek new investors or a buyer for the Company."

Mr. Thorndyke continued "Our board analyzed and pursued available alternatives, including acquisitions, OEM and other strategic relationships and capital raising transactions. Ultimately, however, the board determined, given the circumstances, that filing a petition for reorganization was in the best interests of the Company and its creditors, stockholders and other parties in interest and was the best course of action available to the Company."

The Company will not appeal its delisting from The Nasdaq SmallCap Market. Accordingly, the Company's securities will be delisted from The Nasdaq SmallCap Market at the opening of business on Monday August 5, 2002.

Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina (TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is designed for applications including general file serving, virtual workplace solutions, digital imaging and security. Tricord is based in Minneapolis, Minnesota. For more information, visit www.tricord.com.

Safe-harbor statement under Private Securities Act of 1995: The statements in this press release that are not historical facts, including the Company's statement that it believes it has sufficient working capital to sustain operations pending an investment or sale, and the prospects for success in bankruptcy, are forward-looking statements within the meaning of Sections 28 A of Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those predicted. Among the factors that could cause such results to differ materially are: the impact of any settlement discussions that the Company may engage in with RGC, future findings and rulings by the Delaware Chancery Court and the United States Bankruptcy Court, the development of discovery by either RGC or the Company of facts material to the litigation, and the ability of the Company to locate additional investors or buyers for the Company on a timely basis. The Company undertakes no obligation to update any forward-looking information.

CONTACT:          Tricord Systems, Inc., Minneapolis
                  Investor Relations, 763-551-6402